As filed with the Securities and Exchange Commission on April 8, 1999
                                                  Registration No. 333-[_______]


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    ---------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    ---------

                             TECHNICAL VENTURES INC.
           (Name of Small Business Issuer as specified in its charter)


                  New York                                      13-3296819                                        1700
      (State or other jurisdiction of          (I.R.S. Employer Identification Number)                (Primary Standard Industrial
       incorporation or organization)                                                                  Classification Code Number)

                                    ---------
                              3411 McNicoll Avenue
                                     Unit 11
                              Scarborough, Ontario
                                 Canada M1V 2V6
                                 (416) 299-9280
          (Address and telephone number of principal executive offices)
                                    ---------
                            Frank Mortimer, President
                              3411 McNicoll Avenue
                                     Unit 11
                              Scarborough, Ontario
                                 Canada M1V 2V6
                                 (416) 299-9280
            (Name, address and telephone number of agent for service)
                                    ---------

                        Copies of all communications to:

                             Gregory Sichenzia, Esq.
                            Richard A. Friedman, Esq.
                         Sichenzia Ross & Friedman, LLP
                              135 West 50th Street
                            New York, New York 10022
                          Telephone No.: (212) 664-1200
                          Facsimile No.: (212) 664-7329


                Approximate date of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                                         Proposed         Proposed
                                                                         Maximum          Maximum
           Title of Each         Dollar            Offering              Aggregate        Amount of
         Class of Securities  Amount to be         Price Per             Offering         Registration
          to be Registered     Registered          Security(1)(2)        Price(1)         Fee

Common Stock, $0.01 par value   6,913,842            $.27                 $1,866,737.34   $373.35

     (1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.

     (2) Represents the closing sale price for the Registrant's common stock on April 1, 1999.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             TECHNICAL VENTURES INC.
                              Cross Reference Sheet


Form SB-2 Item Number and Caption                                                                Captions In Prospectus

 1.  Front of Registration Statement and Outside Front Cover of Prospectus.....................   Cover Page

 2.  Inside Front and Outside Back Cover Pages of Prospectus...................................   Cover Page, Inside Cover Page,
                                                                                                  Outside Back Page

 3.  Summary Information and Risk Factors......................................................   Prospectus Summary, Risk Factors

 4.  Use of Proceeds...........................................................................   Use of Proceeds
                                                                                                  *
 5.  Determination of Offering Price...........................................................

 6.  Dilution..................................................................................   Dilution

 7.  Selling Securityholders...................................................................   Selling Shareholders, Plan of
                                                                                                  Distribution

 8.  Plan of Distribution......................................................................   Prospectus Summary, Selling
                                                                                                  Securityholders

 9.  Legal Proceedings.........................................................................   Business

10.  Directors, Executive Officers, Promoters and Control Persons..............................   Management, Principal
                                                                                                  Stockholders

11.  Security Ownership of Certain Beneficial Owners and Management............................   Principal Stockholders

12.  Description of Securities.................................................................   Description of Securities

13.  Interest of Named Experts and Counsel.....................................................   Legal Matters

14.  Disclosure of Commission Position on Indemnification for Securities Act Liabilities.......   Management

15.  Organization Within Last Five Years......................................................     *

16.  Description of Business...................................................................   Prospectus Summary, Business

17.  Management's Discussion and Analysis or Plan of Operation.................................   Management's Discussion and
                                                                                                  Analysis of Financial
                                                                                                  Condition and Results of
                                                                                                  Operations

18.  Description of Property...................................................................   Business

19.  Certain Relationships and Related Transactions............................................   Certain Transactions

20.  Market for Common Equity and Related Shareholder Matters..................................   Front Cover Page, Description of
                                                                                                  Securities

21.  Executive Compensation....................................................................   Management

22.  Financial Statements......................................................................   Financial Statements

23.  Changes in and Disagreements with Accounts on Accounting and Financial Disclosure.........   *



*Not Applicable

SUBJECT TO COMPLETION, DATED April 8, 1999

PROSPECTUS
                             TECHNICAL VENTURES INC.

                        6,913,842 Shares of Common Stock

     This Prospectus is prepared in connection with the sale to the public of shares of our common stock. A portion of the shares of our common stock is being offered by our shareholders, and the remainder is being offered by certain persons who have purchased debentures which are convertible into our common stock and warrants to purchase our common stock. In total, an aggregate of 6,913,251 shares of our common stock will be sold to the public from these persons.

     Our common stock is publicly traded on the Over-the-Counter Bulletin Board under the symbol "TEVT."

     This investment involves a high degree of risk. See "Risk Factors" beginning on page [__] for a discussion of certain factors that you should consider before you invest in the common stock being sold with this prospectus.

                       ----------------------------------


     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.






                  The date of this Prospectus is [_____], 1999

                                Table of Contents

                                                                                                     Page
Special Note About Forward-Looking Statements.....................................................
Prospectus Summary................................................................................
Risk Factors......................................................................................
Use of Proceeds...................................................................................
Dividends.........................................................................................
Dilution..........................................................................................
Capitalization....................................................................................
Management's Discussion and Analysis of Financial Condition
 and Results of Operations........................................................................
Business..........................................................................................
Management........................................................................................
Principal Stockholders............................................................................
Certain Transactions..............................................................................
Description of Our Securities.....................................................................
Shares Eligible for Future Sale...................................................................
Selling Shareholders.............................................................................
Plan of Distribution..............................................................................
Legal Matters.....................................................................................
Experts...........................................................................................
Where You Can Find More Information...............................................................
Index to Financial Statements.....................................................................   F-1



                            -------------------------

                  Special Note about Forward-Looking Statements

     Some of the  information  in this  Prospectus  may contain  forward-looking statements.  Such  statements  can be identified  by the use of  forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus. The factors contained in the "Risk Factors" section beginning on page [__] and other factors noted throughout this Prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this Prospectus. It is not complete and may not contain all the information that is important to you. You should read the entire Prospectus carefully, including the "Risk Factors" section and the financial statements. Unless stated otherwise, all information with respect to our common stock has been adjusted to reflect the reverse split discussed in the paragraph immediately below.

                                   The Company

     We are a corporation organized under the laws of the State of New York. We were formed for the purpose of acquiring businesses which, in our opinion, demonstrate long-term growth potential. Since our formation, we have only acquired one business, Mortile Industries Ltd. ("Mortile"), which we presently have a 70% interest. Mortile is a corporation organized under the federal laws of Canada. Through Mortile, we are engaged in the design, development and manufacture of highly engineered products made primarily from specially formulated high performance polymer materials. Our products are used in a wide range of applications primarily by manufacturers of end-use products, particularly products used in industrial markets. We focus on niche markets and applications for which we can provide our customers application-specific product solutions based on our polymer based materials technology, engineering expertise and production technology. Our products and technologies are sold to manufacturers of end-use products in the industrial equipment, transportation, electronics, munitions and process industries markets.

                                  The Offering

Common Stock Offered........................        6,913,842 shares, such shares consisting of 127,842 shares are issuable upon exercise of warrants we previously issued and will be sold by the holders of such warrants, 6,120,000 shares are issuable upon conversion of $225,000 principal amount of debentures and will be sold by the holders of such debentures, and
                                                    666,000 shares are being offered by certain shareholders.  The outstanding principal and interest on the debentures is convertible at a price that is equal to the lesser of $.176 per share or 75% of the 10 day average of the per share market price immediately prior to the date of conversion.  Thus, the debentures are convertible into a minimum of 1,278,409 shares of common stock.  For the purposes of this Prospectus, we have assumed that the 10 day average of the market price of our common stock is $.05 per share (yielding a conversion price per share of $.0375) and we have assumed that 2% interest has accrued on the principal amount of the debentures.

Use Of Proceeds                                     We will not receive any proceeds from the conversion of the debentures or the sale  of common stock by our shareholders.  Any money we receive upon the exercise of warrants will be used to pay for  the  expenses  of  this offering.

Risk Factors................................        You should read the "Risk Factors" section beginning on page [___], as well as other cautionary statements throughout the entire prospectus, to ensure you understand the risks associated with an investment in our stock.
Common Stock Outstanding Before this
Offering....................................        22,048,011 shares(1)
Common Stock Outstanding After this
Offering....................................        28,795,853 shares(2)
Over-the-Counter Bulletin Board Symbol......        TEVT

---------------------

     (1) Excludes (i) 50,000 shares of common stock issuable upon the conversion of promissory notes outstanding, and 50,000 shares of common stock issuable upon exercise of outstanding options.

     (2) Assumes the debentures are converted into 6,120,00 shares of common stock and all of the outstanding warrants to purchase 127,842 shares of common stock are exercised. Assumes the issuance of all 500,000 shares of common stock issuable to Coleman Capital Partners Ltd. in connection with consulting services to be performed pursuant to an Advisory Agreement, dated January 11, 1999.

                          Summary Financial Information

     The following is summary of our financial information for fiscal years ended June 30, 1998 and June 30, 1997, and for the six month periods ended December 31, 1998 and December 31, 1997. You should also read our Financial Statements which begin at the end of this Prospectus, beginning on page F-1.

Statement of Operations Data:

                                Six Months Ended December 31,    Year Ended June 30,
                                      1998           1997            1998              1997

Net Sales ...................   $    505,078    $    671,949    $  1,185,091       $  1,414,062

Gross profit ................        148,676          93,110         200,192            184,160

Income (loss) from operations        (45,027)       (131,125)       (216,576)          (216,843)

Net income (loss) ...........        (39,369)       (117,125)        519,594(1)        (216,843)(2)

Earnings (loss) per share ...   $     (0.002)   $      (0.01)   $       0.04       $      (0.01)

Weighted average number of
   common stock outstanding .     18,430,709      14,711,341      14,676,752         14,586,341



Balance Sheet Data:

                      Six Months Ended Year ended June 30,

                  December 31, 1998        1998           1997

Working Capital ....   $    (8,460)   $    17,605    $    23,772

Total Assets .......       351,757        411,440        505,776

Total Liabilities ..     1,417,634      1,660,550      2,368,206

Stockholders' Equity    (1,065,877)    (1,249,110)    (1,862,431)

---------------------------------

     (1) Reflects gain from transfer of technology rights of $693,415 and income tax recovery of $42,755.

     (2) Reflects income tax recovery of $20,521.

                                  Risk Factors

         Investing in our common stock is highly risky. You should carefully consider the following risk factors, together with all of the other information in this Prospectus, before you decide to invest in shares of our common stock.


         We have had a history of net losses, have experienced cash flow deficiencies, and have, at times, been unable to pay many of our obligations as they became due. For fiscal year ended June 30, 1998, we incurred net losses of $216,576 before accounting for an income tax recovery and a gain on a transfer of technology. For fiscal year ended June 30, 1997, we incurred net losses of $216,843. At June 30, 1998, we had an accumulated deficit of $1,249,110. At times, our cash shortages have caused us to be delinquent in paying its suppliers, and have impaired our ability to purchase raw materials, causing production delays that resulted in back orders and lost sales. Cash shortages have hindered our existing operations and, thus, prevented any expansion. As a result, our auditors have noted in their report that we have experienced significant operating losses and have an accumulated deficit which raise substantial doubt about our ability to continue as a going concern.

         If we are unable to find additional financing, we may be unable to continue operations. We intend to seek additional funding through public or private equity or debt financing. We cannot assure you that additional financing will be available on acceptable terms, or at all. If we are required to sell equity to raise additional funds, our existing shareholders may incur substantial dilution to the value of their shares, and any shares so issued may have rights, preferences and privileges superior to the rights, preferences and privileges of our outstanding common stock. Insufficient funds may require us to delay, scale back or eliminate some or all of our activities or to obtain funds through arrangements with third parties that may require us to relinquish rights to certain of its technologies, product candidates or products that we would otherwise seek to develop or commercialize.

         Acceptance and use of our products in the marketplace is uncertain. Part of our business is to develop innovative products which will improve the manufacture of plastics and plastic products. To be successful, our products must have a price-value relationship that is competitive with alternative products and technologies. We cannot assure you that we will not experience unforseen problems with our technology or products. Nor can we provide you with assurance that our products or technology will be commercially accepted.

         Our revenues are dependant on the continued operation of our manufacturing facilities. The operation of manufacturing facilities involves risk. Our manufacturing equipment may break down, fail to operate or perform at substandard levels. We may be effected by natural disasters which may make the operation of our facilities impossible. Also, our manufacturing facilities must comply with directives of government agencies. Any reduction or suspension of manufacturing operations from any of the events listed above is likely to have a material adverse effect on our productivity and profitability.

         Our markets are highly competitive. Each of the industries in which we compete is highly competitive. We compete with other companies primarily on the basis of price, service, product quality and performance. We compete with some of the world's largest chemical companies, such as Exxon Corp., E.I. DuPont De Nemours & Co., Union Carbide Corp., and Raychem Corp. Our competitors have significantly greater financial, technical and human resources. We cannot provide you with assurances that our competitors will not develop products or technologies that are more effective than any we have developed or are developing, or that our competitors will render our products or technologies obsolete and noncompetitive. Our competitors may succeed in obtaining market acceptance for products more rapidly than us. Furthermore, even if our products are accepted by the marketplace, we will compete with respect to volume manufacturing efficiency and marketing capabilities; areas in which we have limited or no experience.

         We depend on our key personnel. Our future success partly depends upon key managerial, technical and marketing personnel and upon our ability to continue to attract and retain such highly talented individuals. Competition for qualified personnel is intense in our industry. We are dependent upon the efforts and abilities of Frank Mortimer, our President, Bryan Carter, our Vice President, and Larry Leverton, our Secretary and Treasurer. We are not presently engaged in employment agreements with Messrs. Mortimer, Carter and Leverton, nor do we maintain key man life insurance policies on either of these individuals. The loss of the services of any of the above individuals, or of other key personnel, could adversely affect our business. We cannot assure you that we will retain our key employees or that we will attract or assimilate such employees in the future.

         We depend on patents and proprietary technology. Our future success will partly depend on our ability to maintain protection for our products and manufacturing processes under United States and foreign patent laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. We currently hold patents and trademark registrations for various products and plan to continue to establish and protect their proprietary rights with respect to new products we develop. U.S. patent applications are maintained in secrecy until patents issue. Since publication of inventions in technical or patent literature tend to lag behind inventions by several months, we cannot be certain that we are the first creator of inventions covered by our issued patents or pending patent applications, or that we were the first to file patent applications for such inventions.

         We also rely on trade secrets and proprietary know-how, which we seek to protect, in part, by confidentiality agreements with our research partners, employees, consultants, advisors and others. However, actions taken to establish and protect proprietary rights may be inadequate to prevent imitation of such products by others or to prevent others from claiming violations of their proprietary rights by our company. In addition, others may assert rights in our proprietary products and processes and other proprietary rights.

         Shares of our common stock that are eligible for future sale could adversely affect its market price. Our common stock presently trades on the Over-the-Counter Bulletin Board. Sales of substantial amounts of our Common Stock in the public market or the prospect of such sales by existing shareholders, and holders of our warrants, could materially reduce the market price our common stock. As of the date hereof, we had outstanding 22,048,011 shares of common stock. This number does not take into account shares of common stock issuable upon conversion of the debentures or exercise of the warrants. Virtually all of our outstanding shares of common stock are either registered, and therefore freely tradable, or may be transferred pursuant to Rule 144(k) under the Securities Act, unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act.

         We are dependant on our ability to obtain raw materials. Although certain raw materials used in our products are available from several sources. However, if we unable to obtain a supply of raw materials, and we are unable to develop alternative sources of supply quickly and on a cost-effective basis, our ability to manufacture and deliver its products would be materially impaired. Should demand for our products substantially exceed current expectations, or if we experience supply problems we cannot assure you that we would be able to obtain sufficient quantities of raw materials from our current sources, or that alternate sources could be found without disrupting our manufacturing process.

         Our products may be subject to government regulation. Certain end products into which our products are to be incorporated are subject to extensive government regulation in the United States by federal, state and local agencies including the EPA and the Food and Drug Administration (the "FDA"). Similar regulatory agencies exist worldwide. Our customers who incorporate our products into consumer products will bear primary responsibility for obtaining any required regulatory approvals. The process of obtaining and maintaining FDA and any other required regulatory approvals for products is lengthy, expensive and uncertain, and regulatory authorities may delay or prevent product introductions or require additional tests prior to introduction. We cannot assure you that changes in existing regulations or the adoption of new regulations will not occur, which could prevent us or our customers from obtaining approval (or delay the approval of) various products or could adversely affect market demand for our products.

         We are subject to many foreign and domestic laws and regulations relating to the protection of human health and the environment. These laws and regulations govern areas such as emissions to the air, discharges to land and water and the generation, handling, storage, transportation, treatment and disposal of waste.

         We believe that our business, operations and facilities are being operated in compliance with environmental laws and regulations. However, we are exposed to risks relating to accidental discharges of hazardous materials, personal injury, property damage and environmental damage. Furthermore, environmental laws and regulations provide for substantial fines and criminal sanctions in the event we do not comply. As such, we cannot provide you with assurance that our ongoing operations will not be effected by material costs or liabilities resulting from such risks.

         Additionally, we believe that, in the future, environmental and health and safety laws and regulations, including the enforcement of such laws and regulations, will become more strict. Increased regulation of our operating activities could involve material expenditures with respect to our handling, manufacture, use or disposal of substances, waste or pollutants at our facilities. To meet changing regulatory standards, we may be required to significantly modify our operations or manufacturing sites. Such modifications may involve substantial expenditures and reductions or suspensions of certain operations.

         We could be liable for damages in connection with product liability claims. Product liability claims may be asserted against us in the event that the use of our products, or products which incorporate our products, are alleged to have caused injury or other adverse effects. Such claims may involve large amounts of alleged damages and significant defense costs. We do not maintain product liability insurance. If we do obtain product liability insurance in the future, we cannot assure you that the liability limits, or the scope of such insurance policy, would be adequate to protect against such potential claims. Additionally, we may not be able to obtain product liability insurance. Whether or not we obtain such insurance, a successful claim against us could materially affect our financial stability. In addition, our reputation could be adversely affected by product liability claims, regardless of such claim's merit or eventual outcome.

         Our business may be affected by problems associated with the Year 2000 issue. Many existing computer programs use only a two digit suffix to identify a year in the date field with an assumed prefix of "19". Consequently, this limits those systems to dates between 1900 and 1999. If not corrected, many computer systems and applications could fail or create erroneous results at or in connection with applications after the year 2000.

         We have assessed the potential impact of the Year 2000 issue to our internal operations. Such assessment included a review of the impact of the issue in primarily four areas: products, manufacturing systems, business systems and miscellaneous/other areas. Based on the results of that initial review, we do not anticipate that the Year 2000 issue will impact operations or operating results. We cannot assure you, however, that our review efforts, when completed, will not result in a different conclusion or that the inability of third parties on which we rely (such as suppliers) to implement corrective actions would not materially adversely affect our operations or operating results.

         Our common stock is subject to "penny stock" rules which may affect its marketability. Trading in the Over-the-Counter Bulletin Board allows market makers to enter quotes and trade securities that do not meet listing requirements of the Nasdaq SmallCap Market or any regional exchange. In such case, sales of our common stock will be subject to the "penny stock" rules promulgated by the Securities and Exchange Commission (the "SEC"). The SEC's regulations generally define a "penny stock" as any equity security that has a market price (as defined) of less than $5.00 per share. The rules impose various sales practice requirements on broker-dealers who sell securities governed by the rules to persons other than established customers and certain accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The rules further require the delivery by the broker-dealer of a disclosure schedule prescribed by the SEC relating to the penny stock market. Disclosure must also be made about all commissions and about current quotations for the securities. Finally, monthly statements must be furnished to the SEC disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         Although the regulations provide several exceptions to, or exemptions from, the penny stock rules based on, for example, specified minimum revenues or asset-value, we may not fall within any of the stated exceptions. Thus, a transaction in our securities would subject the broker-dealer to sales practice and disclosure requirements that make trading of the stock more cumbersome which could materially adversely affect the marketability of the stock.

         The price of our common stock may be volatile. The market price of our securities may be highly volatile, as has been the case with the securities of other companies engaged in high technology research and development. Any announcements we or our competitors make concerning technological innovations, new commercial products or procedures, proposed government regulations and developments, disputes relating to patents or proprietary rights, operating results, market conditions and economic factors may have a significant impact on the market price of our common stock.

         Our revenues are dependant on certain key customers. We have several key customers which presently account for more than five percent of our total revenues. For the fiscal year end 1998, Endex Polymer Additives accounted for 18%, Shaw Industries accounted for 41% and MLPC International accounted for 16% of our total revenues. For the six month period ended December 31, 1998, Shaw industries accounted for 44%, MLPC International accounted for 21% and SNC Industrial Technologies accounted for 9% of our total revenues. Many of our customers operate in cyclical industries and, as a result, their order levels have varied significantly from period to period in the past and may vary significantly in the future. Such customer orders are dependent upon their markets and customers and may be subject to delays or cancellations. The loss of one or more of such customers, or a declining market in which such customers reduce orders or request reduced prices, could have a material adverse effect on our operations or financial condition.

         We do not expect to pay dividends on our common stock. To date, we have paid no dividends on our common stock. The payment of any future dividends will be at the sole discretion of the our Board of Directors. We intend to retain earnings to finance the expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

         Our possible failure to comply with recent Over-the-Counter Bulletin Board listing qualifications may affect the trading of our common stock. NASD Regulation, Inc. has enacted rule to limit quotations on the Over-the-Counter Bulletin Board to the securities of issuers that make current filings pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). Furthermore, NASD Regulation, Inc. has enacted rules which require members to review current issuer financial statements prior to recommending a transaction to a customer in an Over-the-Counter Bulletin Board security and to deliver a disclosure statement to a customer prior to an initial purchase of an Over-the-Counter equity security. If the we are unable to satisfy reporting requirements our common stock may be de-listed from the Over-the-Counter Bulletin Board and/or may severely limit the trading activity of our securities.


                                 USE OF PROCEEDS

         The only proceeds we expect to receive will be from the exercise of the warrants. However, pursuant to the terms of the warrants, the holders of the warrants have a "cashless exercise" option. The cashless exercise option permits the holders of the warrants to exercise the warrants without paying to us the exercise price of the warrant. Instead, the holders of the warrants would receive an amount of common stock with a dollar value that is equal to the difference between the market price of the common stock less the exercise price of the warrant multiplied by the number of warrants owned by the holder thereof. In such a case, we would not receive any funds. In the event the holders of all the outstanding warrants elect to exercise the warrants by paying the exercise price of the warrants, we will receive a maximum of $22,500. Any proceeds received by us will be applied towards the expenses of this offering which we estimate to be $30,000.

                                    DIVIDENDS

         To date, we have paid no dividends on our common stock and our Board of Directors has no present intention to pay dividends on its Common Stock in the foreseeable future. See "Description of Securities." The payment of dividends in the future, if any, rests solely within the discretion of our Board of Directors. Our future dividend policy will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other factors deemed relevant by our Board of Directors. Although we are not limited to pay dividends by any agreements, we anticipate that future agreements, if any, with institutional lenders or others may limit our ability to pay dividends.

                                    DILUTION

         Our present shareholders have acquired their shares of common stock and a controlling interest in us, at a cost that is substantially less than which you may purchase shares. Net tangible book value represents the amount of our tangible assets, reduced by the amount of our liabilities, and it is a means to determine the dollar value of our common stock. At December 31, 1998, our net tangible book value (deficit) was ($1,065,877), or ($.05) per share based on 21,948,011 shares of common stock outstanding. When our net tangible book value per share is adjusted to take into account the sale of $225,000 of debentures and the receipt of $22,500 of proceeds from the exercise of 127,842 warrants, our net tangible book value (deficit) as of December 31, 1998 would be approximately ($818,377), or ($.03) per share. This means that you will experience an immediate dilution (the difference between the offering price of the shares and the net tangible book value per share after the Offering) per share of approximately $.27 (or 100%).

         The following table illustrates the per share dilution:



                                                                               Per Share of
                                                                               Common Stock

Assumed public offering price                                                                       $0.25
  Net tangible book value at December 31, 1998                                 $(0.05)
  Increase in net tangible book value attributable to new
     investors                                                                   $0.02
Net tangible book value after this offering                                                         $0.00




Dilution of net tangible book value to new investors                                                $0.27

                                 CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 1998. This table should be reviewed in conjunction with our Financial Statements which begin at the end of this Prospectus on page F-1.

                                                                            December 31, 1998

                                                                       Actual           As Adjusted(1)
Long-term debt, less current maturities                                $     338,215         $    338,215
Shareholders' equity
     Common stock, $.01 par value, 21,948,011
     issued and outstanding; 23,946,262 issued and
     outstanding, as adjusted                                                219,480              239,462
Additional paid-in-capital                                                 4,165,410            4,392,928
Foreign currency translation adjustment                                      348,140              348,140
Deficit                                                                  (5,798,907)          (5,798,907)

Total shareholders' equity                                               (1,065,877)            (818,377)
Total capitalization                                                 $     (727,622)      $     (480,162)

         -----------------
         (1) Adjusted to reflect: (i) the sale of $225,000 of debentures and the conversion of such debentures into 1,278,409 shares of common stock; (ii) the receipt of $22,500 upon the exercise of warrants into 127,842 shares of common stock; (iii) the issuance of 100,000 shares of common stock in connection with consulting and legal services rendered; and (iv) the issuance of 500,000 shares of common stock issuable to Coleman Capital Partners Ltd. pursuant to its Advisory Agreement with us, dated January 11, 1999.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with our financial statements and notes thereto included at the end of this Prospectus beginning on page F-1. This discussion contains forward looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward looking statements. Factors that might cause such a difference include but are not limited to those discussed in "Risk Factors."

Results of Operations

     Six Month Period Ended December 31, 1998 Compared to Six Month Period Ended December 31, 1997

         Sales. Total sales decreased 25% to $505,078 for the six month period ended December 31, 1998, from $671,949 for the six month period ended December 31, 1997. This decrease in sales was attributable to the elimination of the inclusion of raw materials in invoiced sales to customers which provided raw materials used in production. Accordingly, the decrease in sales was offset by a corresponding decrease in material costs which is reflected in cost of sales. Additionally, sales were affected by a 94% reduction in revenues generated by on e of our customers.

         Gross Margins. Gross margins, as a percentage of net sales, increased to 29.4% during the six month period ended December 31, 1998, from 13.8% for the six month period ended December 31, 1998. This increase was due, in part, to the changes in arrangements for the supply of raw materials and changes in our product mix to orders with higher productivity.

         Financial and Interest Expense. Financial and interest expense decreased 41% or $26,105 from the six month period ended December 31, 1997, through the six month period ended December 31, 1998. This change was a result of the elimination of the debts owed to Dow and the resultant decline in interest payments on such debt.

         Administrative Expense. Administrative expense increased to $70,017 for the six month period ended December 31, 1998, as compared to $66,575 for the six month period ended December 31, 1997. This increase in attributable to our increased efforts to seek financing.

         Research and Development and Selling Expenses. Research and development expenses decreased $12,646 to $44,883 for the six month period ended December 31, 1998, compared to $57,529 for the six month period ended December 31, 1997. Selling expenses increased $4,777 to $41,661 for the six month period ended December 31, 1998, compared to $36,884 for the six month period ended December 31, 1997. Decreases in research and development expenses and increases in selling expenses is attributable to physical resources being diverted from research and development to manufacturing and selling in connection with our production of our new product MORFOAM.

Fiscal Year Ended June 30, 1998 Compared to Fiscal Year Ended June 30, 1997

         Sales. Total sales decreased 16% to $1,185,091 for fiscal year ended 1998 from $1,414,062 for fiscal year ended 1997. Sales during fiscal 1998, particularly sales of proprietary products, were significantly less than we anticipated. While our products were widely accepted for use in the manufacturing of our customer's products, acceptance in the marketplace by end-users of our customers products was slow, thus, having an adverse effect on sales. For example, we manufacture a composite of metal and plastic. The composite is used in lieu of lead in the manufacture of munitions. We anticipated that legislation banning the use of munitions products composed of lead would boost sales; however, such legislation was never passed. Additionally, sales to customers of specialty compounding materials were lower in fiscal 1998 as a result of our customers' difficulties in marketing new munitions products which resulted in decreased demand for our products.

         Sales by geographic area for fiscal years ended 1998 and 1997 are as follows:

Geographic Area                                   1998                         1997
========== ====                                   ====                         ====
United States                                 $       33,277                   $  549,953
Ontario, Canada                                    1,104,222                      864,031
Quebec, Canada                                        47,560                            -
                                           -------------------          -------------------
                                                 $ 1,185,059                  $ 1,414,062
                                           ===================          ===================

         Sales by product line for fiscal years ended 1998 and 1997 are as follows:

Product Line                                      1998                         1997
======= ====                                      ====                         ====
Specialty Compounding
(including Composite Technology)                  $1,136,768                   $1,280,496
Polymer Technology                                    18,183                       93,850
Miscellaneous                                         30,107                       39,368
                                           ===================          -------------------
                                                  $1,185,059                   $1,413,984
                                           ===================          ===================

     Gross Margins. Gross margins, as a percentage of net sales, increased to 17% during fiscal year ended June 30, 1998, from 13% for the fiscal year ended June 30,1997. This increase was due, in part, to a shift in pricing arrangements with some of our customers. For example, a number of our customers will purchase and provide us with the raw materials necessary to make the compounds ordered. As such, the purchase of raw materials is not included in invoiced sales, thus, costs of sales are reduced and gross margins have increased.

     Financial and Interest Expense. Financial and interest expense decreased 10.6%, or $12,655, from fiscal year ended 1997 through fiscal year ended 1998. Decreases in our average indebtedness outstanding was the primary contributing factor; however, less favorable foreign currency exchange between the Canadian and U.S. dollars diluted the effect of decreased average indebtedness.

     Administrative Expense. Administrative expense increased to $146,789 for fiscal year ended June 30, 1998, as compared to $137,373 for fiscal year ended June 30, 1997. This increase in attributable to our increased efforts to seek financing.

         Research and Development and Selling Expenses. Research and development expenses increased $12,649 to $94,874 for fiscal year ended June 30 1998, compared to $82,225 for fiscal year ended June 30, 1997. Selling expenses increased $12,649 to $94,874 for fiscal year ended June 30 1998, compared to $82,225 for fiscal year ended June 30, 1997. Increases in research and development and selling expenses is attributable to the development of technology related to its our new product "MORFOAM" and our endeavors in introducing the product to the marketplace.

Liquidity and Capital Resources

         During the six month period ended December 31, 1998, we had an operating loss of $45,027. During the fiscal year ended June 30, 1998, we had an operating loss of $216,576 which was funded, primarily, by working capital provided by a Canadian tax refund and debt financing. During fiscal 1998, we reduced a portion of past due balances to vendors and creditors. However, our operating losses and monthly debt service requirements continue to leave us in a position where we are unable to meet our monthly cash flow requirements.

         Our long term debt financing arrangements with Innovative Ontario Corporation and FBX Holdings are presently past due. The aggregate amount of principal payments currently in arrears and outstanding on this debt is $376,296. Both of these creditors have verbally agreed to allow a moratorium on principal repayments until we are in a financial position to make payment(s) or alternate arrangements can be completed. We have entered into negotiations with Innovative Ontario to eliminate all debt, plus accrued and unpaid interest, which totals$326,099 in exchange for shares of common stock. We cannot assure you that we will be successful in reaching an agreement with Innovative Ontario Corporation; however, Innovative Ontario Corporation has indicated it's willingness to negotiate an equitable settlement.

         In June 1998, we finalized a transfer of technology in exchange for debt agreement with Dow Chemical Canada Inc. and The Dow Chemical Company ("Dow"). We transferred to Dow title and ownership in our existing intellectual property rights (including all proprietary knowledge, patents and patent applications) relating to halogen free, flame retardant thermoplastic composition technology and smelt filler technology. Dow granted us a non-exclusive, non transferable, royalty free world-wide license for use of the technology, pursuant to which, Dow has access on, at least, a non-exclusive basis to improvements we make in the technology. Dow, in turn, released Mortile from its debt obligations to Dow, plus all accrued and unpaid interest owed on the debt. Dow also released us and Frank Mortimer, our President, from guarantees made by both in connection such debt. As a result of the transfer of technology to Dow, we realized a net gain of $693,415, which is reflected in our financial statements for fiscal year ended June 30, 1998.

         During fiscal 1998, we received a Canadian research and development tax refund from fiscal year ended 1996 in the amount of Cdn.$19,680. We also submitted a claim for fiscal 1997 amounting to approximately Cdn.$34,000, for which we received a refund of Cdn.$26,000. This refund was recognized in the fiscal year ended June 30, 1998. We received an additional provincial refund of approximately Cdn.$8,000 during the first financial quarter of fiscal 1999 in connection with our 1997 tax filing. Additionally, we will file a claim for fiscal 1998 of approximately Cdn.$35,000. Revenue Canada, the Canadian federal tax authority, has notified us of its intent to audit all submitted claims. We do not consider these funds (assuming the refund claims listed above are accepted) to be a long-term solution to our financial needs. We are making efforts to find additional financing; however, our the financial condition has hindered us in our pursuit of acceptable financing arrangements. We will give serious consideration to raising additional funds through private or public equity issuance's in the future if we deem that it is in our best interest and that such financing is in the best interest of our stockholders.

         In late July, by amendment to its Certificate of Incorporation, our capital structure was modified to increase the number of authorized common shares from fifteen million to fifty million. On February 5, 1999, we completed a private offering of 8% convertible debentures and common stock purchase warrants. Pursuant to the offering, we sold an aggregate of $225,000 of debentures and common stock purchase warrants. The debentures are convertible at the option of the holders thereof, into a minimum aggregate of 1,278,409 shares of our common stock. The warrants are exercisable at an exercise price of $.176 per share into 127,842 shares of our common stock. The aggregate gross proceeds from the offering was $225,000, of which we received $191,520, after deducting the expenses of the offering. The net proceeds of the offering was used for working capital purposes. We believe that the proceeds of the offering will be sufficient to meet our capital needs for the next three months.

         On January 11, 1999, we entered into an advisory agreement with Coleman Capital Partners Ltd., whereby Coleman agreed to advise and assist us with, among other things, raising capital, arranging "road shows" and other formal presentations to the investing community and listing our common stock on NASDAQ or a major stock exchange in the United States and Europe. For the services Coleman will perform, Coleman will receive $5,000 per month, an aggregate of 550,000 shares of common stock, of which 50,000 shares have been issued, plus a cash fee of eight percent of the total gross proceeds raised in any capital raising transaction for our benefit. The term of the advisory agreement is for one year and it can be renewed or restructures with the written consent of both parties. The advisory agreement can be terminated by either party on certain pre-determined intervals.

Operating Trends and Uncertainty

         Our ability to attain a profitable level of operations is dependent upon expansion of sales volume, both domestically and internationally, and continued development of new, advanced products. We believe that we will increase sales with the continued release of new products, market expansion, and the addition of new customers.

         As previously discussed, we have developed a number of component products, used in the manufacture of end-use products, that are alternatives to hazardous component materials, such as lead. We have developed such products in anticipation of legislation, including environmental regulations, that will ban the use of these hazardous materials. A number of our products are poised for tremendous success should certain legislation be enacted. For example, there are several projects within the realm of the metal technology that we are currently assessing which could represent major sources of revenue. One such project is the supply of a composition to be used in the production of a metal filled laminated sheet. The laminated sheet is being considered in the manufacture of visual display boards, which, by applying the metal technology would allow the use of magnetized items on the surface of the display. Other potential uses for this product are light weight x-ray blankets, self lubricating bearings and bushings, components for the toy industry and any lead replacement industry.

         Although some of our products are more costly than more hazardous alternatives, some manufacturers of end-use products have elected to use our materials in the manufacture of their products. For example, Lucent Technologies Corp. has specified our flame retardant material for use in their fiber optic products and we presently manufacture a product for a munitions manufacturer that is used in lieu of lead. We believe that there are indications that there has been a recent increase in public pressure to ban the use of certain hazardous materials, particularly lead. However, in the absence of specific legislation banning the use of such materials the growth in sales of certain of our products may be slow or certain of our products may never achieve market acceptance.

         Specialty (Contract) Compounding represented 98% of our revenues during 1998. We continue to submit bids and quotes on further contract work, and we actively look for suitable applications for our compounding technologies. We expect an increase in future sales of masterbatch powders and plastics. See the section "Business-Specialty Compounding" for a discussion of masterbatch powders and plastics.

         We have worked very closely for over two years with a few major customers, including MLBC International, on the development of technology relating to the compounding of masterbatch powders and plastics. Each of these customers has appointed us as the compounder in connection with their masterbatch compounding needs. We expect substantial orders over a long period in connection with our efforts. We have entered into a three year contract with MLBC for the supply of masterbatch compounds. We commenced manufacturing for MLBC in early March 1998. Should specialty compounding sales to MLBC increase substantially, we will need to expand our manufacturing facilities.

Effect of the Declining Value of the Canadian Dollar on Our Business

         We do not anticipate that recent declines in the value of the Canadian dollar, as compared to the U.S. dollar, will have a material adverse effect on our business operations or financial results. Nearly all of our raw materials and operating costs are realized in Canada, and nearly all of our sales are to customers in Canada. Should we be required to purchase raw materials in the United States or other foreign countries, we incorporate any price increase into invoiced sales.

Effect of the Year 2000 Issue on the Our Operations

         Many existing computer programs use only a two digit suffix to identify a year in the date field with an assumed prefix of "19". Consequently, this limits those systems to dates between 1900 and 1999. If not corrected, many computer systems and applications could fail or create erroneous results at or in connection with applications after the year 2000.

         We undertaken to review the potential impact of the Year 2000 issue to our internal operations. Such assessment has included a review of the impact of the issue in primarily four areas: products, manufacturing systems, business systems and miscellaneous/other areas. Based on the results of our review, we do not anticipate that the Year 2000 issue will impact operations or operating results. We have determined that all of our systems are currently Year 2000 compliant.

         We rely on our customers, suppliers, utility service providers, financial institutions and other partners in order to continue normal business operations. We have been advised most, if not all, of our external vendors, business associates and associated financial institutions that they are now Year 2000 compliant. However, at this time, it is impossible to assess the impact of the Year 2000 issue on each of these organizations. There can be no guarantee that the systems of other unrelated entities on which we will be corrected on a timely basis and will not have a material adverse effect on us. Our task force has identified the other organizations which are critical to our continued operations.

                                    BUSINESS


Introduction

         We were formed on June 14, 1985 in the state of New York. Our primary purpose was to search for a business which, in the opinion of management, demonstrated long-term growth potential that would warrant involvement. Presently, our only operating subsidiary is Mortile Industries Ltd. ("Mortile"), a Canadian corporation which we have a 70% interest. Our present operations, assets and employees are primarily those of Mortile.

         Through Mortile, we are engaged in the design, development and manufacture of highly engineered products made primarily from specially formulated high performance polymer materials. Our products are used in a wide range of applications primarily by manufacturers of end-use products. We focus on niche markets and applications for which we can provide our customers application-specific product solutions based on our polymer based materials technology, engineering expertise and production technology. Our products and technologies are sold to manufacturers and industrial aftermarket equipment and maintenance providers in the industrial equipment, transportation, electronics, munitions and process industries markets.

         Our business is comprised of three distinct industrial units:

         o     Specialty compounding
         o     Polymer technologies
         o     Composite technology

Specialty Compounding

         Over 98% of our revenues for fiscal year end 1998, and the majority of our efforts, to date, have been concentrated on specialty compounding. In this business unit, our customers retain us to enhance and compound its proprietary formulations into a pellet form. To complete the compounding process, a customer would designate the mix components it requires. With the assistance of our customer, we formulate the most effective and efficient method to mix the components. Once a method for mixing is determined, we physically mix the components. The end-product of mixed components is called a "masterbatch," and in certain cases, we convert the masterbatch into a pelletized form. Typical masterbatches are: foaming agents, sulphur, zinc oxide, flame retardants, curing agents, processing aids, antioxidant stabilizers and slip and anti block agents.

         Customers who retain us for specialty compounding are, typically, manufacturers of plastics and plastic products. Generally, it is not necessary for manufacturers of these products to compound component materials into a pelletized form prior to manufacturing end-products. However, an increase number of manufacturers prefer this process because it provides for a more perfect dispersion of component materials which are often in powder form. Specialty compounding is particularly useful when manufacturing components are reactive. Reactive components are used in the curing or cross-linking of rubber or plastic. Additionally, because powder components are difficult to work with, manufactures prefer to work with masterbatches as there are less environmental risks when working with components in a pelletized form.

         During fiscal year 1998, we worked closely with three customers developing compounding methodology for each customer's proprietary component formulations. We provided compounding services for Shaw Industries Ltd. in connection with Shaw's formulation fora variety of proprietary formulations for industrial pipe wrap and coating. We provide compounding services for MLPC International in connection with MLPC's formulation for various proprietary rubber curing compounds, and for FinProject in connection with FinProject's proprietary formulation for the footwear industry. For the six month period ended December 31, 1998, we continued to provide compounding services for these customers.

         The following table lists amount of revenues generated by each of these customers, and the revenues as a percentage of our total revenues for the six month period ended December 31, 1998 and for fiscal year ended June 30, 1998:

                                              Six Months Ended                               Fiscal Year Ended
Customer                                     December 31, 1998                                 June 30, 1998
--------                                     -------- --- ----                                 ---- --- ----
Shaw Industries                            $348,062           44%                          $698,583          41%
MLPC International                          163,702           21%                           277,980          16%
FinProject                                   30,401          3.9%                                 0          0%


Composite Technology

         We are also engaged in sale of products that are developed and manufactured using composite technology. The object of composite technology is to mix plastic binders with fine granulated material, such as fine metal powders. The end result is a material that is both strong and durable, yet has flexible design options as it can be used in injection molding applications. Injection molding is a process by which a compound is heated to a fluid state and injected into a cavity mold in the shape or form and density required. The fluid compound flows to the shape of the mold and is cooled to a solid state and then removed. Injection molding is a significantly less expensive alternative to machining and die casting.

         Using composite technology, we have successfully produced metal/plastic compounds that can be used in many applications as a replacement for lead. We presently supply this product for use in munitions, fishing sinkers and lures, and for bushings in copiers and fax machines. We also expect to market lead replacement compounds in the automotive, construction and additional areas of the firearms markets. The sale of products manufactured using composite technology represented 12% of total revenues, or $60,609 during the six month period ended December 31, 1998.

Polymer Technologies

         Approximately four percent (4%) of our total revenues during fiscal year ended June 30, 1998, was derived from the sale of products which were developed and manufactured using polymer technologies.

         A polymer consists of chains of chemicals, called monomers, that combine or polymerize (normally with help from a catalyst) to form large molecular structures. Polymers are very versatile materials. They can be cast into molds to create intricate structures, extruded through a spinneret to make fibers, blended with liquids including water to make coatings, adhesives and thickeners and generally bonded to other materials or each other with adhesives. As a result, polymers have replaced, and continue to replace, natural products such as metal, wood, paper, cotton and glass in a broad range of applications. Moreover, substitution is not driven primarily by cost, but by the increasing desirability of polymers based on their versatility and performance characteristics. Two common types of polymers are thermoplastics and thermosets which, collectively, are referred to as plastics.

         Thermoplastics are the most common synthetic polymers. They are relatively inexpensive, light and durable, but not particularly strong. Thermoplastics can be melted at relatively low temperatures and recrystallized, thus making them recyclable. They are used in structural applications where exposure to high stresses and heat are concerns. Common thermoplastics include polyethylene, polypropylene, polystyrene, polyvinyl chloride and most polyester.

         Thermosets polymerize at relatively high temperatures, normally through mixing with an initiation compound. During polymerization they are cross-linked, a process that increases their strength and durability relative to thermoplastics. They are generally stronger, more heat resistant and more difficult to process than thermoplastics. Common thermosets include epoxies, most polyurethanes, unsaturated polyester, melamine and phenolics. Thermosets, however, cannot be remelted or recycled.

         In light of growing environmental pollution concerns, we expect that the plastics industry will be forced by legislation to develop and manufacture plastics that are recyclable. The plastics industry has undertaken extensive research to develop cost-effective thermoplastic products which are both durable and flame retardant; particularly for applications in the wire cable and construction industries.

         Flame resistant polymer compositions have been available for many years. However, such compositions relied on the presence of "halogens" to yield flame retardancy. Halogens are gases which, on combustion, emit toxins including cyanide, bromide, sulphur and phosphoric gas. Concerns by environmentalists world-wide have resulted in increased pressure on manufacturers of polymer-based products to eliminate plastics with such potential dangers.

         We have developed, manufacture and sell a flame retardant, non-toxic, thermoplastic compound that is corrosion resistant, minimizes the hazards of fire and can be easily processed into end-use products. We have conducted extensive research and testing with regard to the use of this product in the construction and transportation industries, because of their greater ease of use in fabrication and their ability to be recycled, and trimmed into scrap, and for use in applications such as wire cable, fiber optics, injection and rotational molding, and petrochemical containment.

         Our performance test results have concluded that our thermoplastic products, when burned, emit none of the aforementioned toxins. Additionally, our products possess anticombustion, low toxicity and anticorrosive attributes considered to be superior to other products presently available. Although the sale of our thermoplastic products has not represented a significant portion of our revenues to date, we believe that these products have significant market potential.

         In June 1998, we entered into an agreement with Dow Chemical Canada and Dow Chemical to transfer the rights to the technology we developed with regard to the production of flame retardant thermoplastics and smelt fillers in exchange for satisfaction of a debt we owed to Dow. However, pursuant to this agreement, we continue to enhance, manufacture and market this technology, royalty free. See the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page __, and the section "Certain Transactions" for a discuss relating to our agreement with Dow.

         MORFOAM. During the fourth quarter of fiscal 1998, we commenced supplying samples of our new product "MORFOAM." MORFOAM is chemical foaming agent, pigment extender and nucleating agent which reacts with process temperatures to produce a fine cell structure in extrusion molded parts. The product technology combines chemical foaming and a nucleating agent in to one easy to use masterbatch concentrate which is encapsulated in an olefin binder, presented in pellet form to be easily blended or metered in to various polymers. MORFOAM's fine particle size acts as a nucleating agent to form fine cell structures in polymers. The product improves cell structure and reduces voids when nitrogen is used as the primary foaming agent. This provides for improved surface finishes, physical properties, and sink mark elimination, lower part weight and shorter cycle times.

         The product was developed for use in the following applications:

         o     Injection Molding
         o     Structural Foam Molding
         o     Blow Molding
         o     Extrusion (film, sheet, profiles)

Research and Development

         Since inception, we have expended $3,005,100 in the development of our products. During fiscal year ended June 30, 1999, we expended $94,874 on research and development. Our research and development efforts have led to the development and manufacture of our composite and polymer related products, and the development of our specialty compounding technologies. We maintain continuous dialogue with our customers and technology partners to ensure that our products and technologies incorporate features that are essential for our customer's rapidly evolving requirements.

Licenses

         In June 1998, The Dow Chemical Company has granted us a non-exclusive, non transferable, royalty free world-wide license for use of technology, pursuant to which, Dow has access on, at least, a non-exclusive basis to improvements we make relating to halogen free, flame retardant thermoplastic composition technology and smelt filler technology for an indefinite period. This license was granted to us in connection with our agreement transfer this technology to Dow in exchange for being release from certain debts owed by us to Dow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page __ hereof.

Employees

         As of December 31, 1998, we employed twelve full time employees of which seven were engaged in manufacturing and quality control, three in general administration and executive activities and two in engineering and research and development. We are not a party to any collective bargaining agreement and consider our relations with its employees to be good.

Environmental Consideration

         We do not believe that our operations are adversely affected by existing environmental regulations. Our primary waste products are non-toxic and non-corrosive and are disposed of by a private sanitation company in accordance with all appropriate regulations.

Competition in Our Industry

         We compete with some of the world's largest chemical companies, such as Exxon Corp., E.I. DuPont De Nemours & Co., Union Carbide Corp., and Raychem Corp. Our competitors are substantially larger than us in terms of financial, marketing, and research and development resources.

Our Competitive Advantages

         Polymer Technology. Dow Chemical has licensed our technology and Lucent Technologies, after subjecting our product to a five year rating program, has assigned our product the highest quality rating based on their internal rating procedures. The application of our polymer technology in wallboard is still the only plastic in its field to pass certain fire codes for high rise buildings. Additionally, in other applications where the product is being tested, we were advised by customers that our polymer technology out performs the competition.

         Composite Technology. We have achieved the highest filler levels to obtain maximum specific gravity and have no competition. Our composite for bushings for copiers and fax machines is extremely difficult, if not impossible, to reverse engineer.

         Specialty Compounding. We believe we have three distinct advantages, equipment, personnel and size. Our equipment was selected to allow for superior dispersion in connection with proprietary polymer technology and composite technology. The Our personnel and our associations with consulting scientists and chemist enables us to work closely and co-operatively with our customers to meet their needs. Our size allows us to direct immediate attention to existing and potential customers in a cost effective and timely manner. We direct our efforts to "niche" markets where the following criterion is essential: fast turn around of small orders; equipment designed for ease of cleaning at minimum downtime and wastage; air cooled die heads for moisture sensitive materials and excellent dispersion of powders into the resins and nitrogen blankets for cooling in high humidity.

Property

         We lease our headquarters, an 8,500 square foot of office and production facility, located at 3411 McNicoll Avenue, Scarborough, Ontario, Canada. In July 1997, we leased an additional 8,800 square feet of for storage of raw materials. We pay total monthly rent of Cdn.$6,397, exclusive of real estate tax escalations. The lease on the 8,500 square foot facility expires on March 31, 1999, and the lease on the additional 8,800 square foot facility expires on June 30, 1999.

Legal Proceedings

         We are not a party to any pending or threatened litigation.

Address

     Our principal executive offices are located at 3411 McNicoll Avenue, Unit 11, Scarborough, Ontario, Canada M1V 2V6.

                                   MANAGEMENT

         The following table sets forth certain information regarding our executive officers and directors. There are no family relationships among our directors and executive officers.


Name                                 Age           Position
Frank Mortimer                        59           President and Director
Bryan Carter                          77           Vice President and Director
Larry Leverton                        59           Secretary, Treasurer and Director


         Frank Mortimer has been President and a Director of since April 1986. He is also President of Fam Tile Restoration Services Ltd.("FAM"), a company specializing in the restoration of acoustical ceilings. FAM is one of Mortile's wholly owned subsidiaries and is presently inactive. From 1967 to 1982 Mr. Mortimer managed several export companies in South Africa. Mr.
Mortimer is an associate  member of the Institute of Materials  Handling (London
UK).

         Bryan Carter has been a director since April 1986. In 1982, he formed Bryan Carter and Associates, a firm which offers international consulting and marketing services to the plastics industry and small businesses. From 1954 to 1962, he was in charge of the North American base of Rosedale Assoc.
Manufacturers of London (UK.) in Toronto, Canada. From 1962 to 1982, he was President and part owner of Rosedale Plastics, a rotational molding company. Mr. Carter has extensive international business experience including work in Lebanon, Haiti and Australia, on behalf of various organizations. Mr. Carter pioneered the rotational molding industry in North America and in 1982 served as the International President of Rotational Moulders.

         Larry Leverton has been Secretary and Treasurer since April 1986. Since 1983, he has been president of L.R. Leverton Enterprises' Inc., a transportation consulting firm. In 1982, he was Vice-President of Newman Harbour Terminals and Transportation.

         Directors serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors. Directors do not currently receive fees for their services as directors, but are reimbursed for travel expenses.

Executive Compensation

         The following table sets forth certain summary information with respect to the compensation paid Frank Mortimer, our President, for services rendered in all capacities to the company for the fiscal years ended June 30, 1998, 1997 and 1996. Other than as listed below, we had no executive officers whose total annual salary and bonus exceeded $100,000 for that fiscal year:


                                                                                                                       Long Term
                                                                Other           Annual          All Other            Compensation
Name and Principal Position        Year       Salary        Compensation         Bonus         Compensation        Awards/Option(1)
Frank Mortimer, President          1998       $63,450             -                -                -                      -
                                   1997       $66,000             -                -                -                      -
                                   1996       $66,000             -                -                -                      -


Employment Arrangements

         Presently, none of our officers or directors are employed pursuant to an employment agreement.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information with respect to the beneficial ownership of our outstanding common stock known by us as of December 31, 1998 after giving effect to: (a) the sale of 50,000 shares of common stock upon exercise of options which are outstanding; (b) the sale of 50,000 shares of common stock upon the conversion of debt which is outstanding; and (c) as adjusted to reflect the sale of the our common stock offered hereby. The following table sets forth the information with respect to: (i) each person or entity known by us to be the beneficial owner of more than 5% of our common stock; (ii) each of our directors who owns any shares of our common stock; (iii) each of our named executive officers set forth in the Executive Compensation table above who beneficially owns any shares of our common stock; and (iv) all of our directors and named executive officers as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse.



                                     Number of Shares            Approximate Percentage of
Name                               Beneficially Owned(1)               Common Stock
----                               ---------------------               ------------
Frank Mortimer (2)                        2,199,753                         7.6%
Larry Leverton (3)                          591,448                         2.1%
Bryan Carter                                165,000                         0.6%
All Officers and Directors
as a group (4)                            2,956,201                        10.3%

------------------
         Except as noted above, the address for the above identified officers and directors is care of Technical Ventures Inc., 3411 McNicoll Avenue, Unit 11, Scarborough, Ontario, Canada M1V 2V6.

     (1) Unless otherwise indicated, each such beneficial owner holds the sole voting power and investment power over the shares beneficially owned.

     (2) Includes 453,020 shares owned by Mr. Mortimer's wife and 200,000 shares owned by Mr. Mortimer's son.

     (3) All shares are owned in the name of L.R. Leverton Enterprises. Inc., a corporation owned and controlled by Larry Leverton

         Presently, none of the our officers or directors own options, warrants or other securities which are convertible into the common stock, nor do we have a plan for the issuance of options or securities to purchase shares of our common stock.

                              CERTAIN TRANSACTIONS

         In June 1998, we finalized a transfer of technology in exchange for debt agreement with Dow Chemical Canada Inc. and The Dow Chemical Company. We transferred to Dow title and ownership in our existing intellectual property rights (including all proprietary knowledge, patents and patent applications) relating to halogen free, flame retardant thermoplastic composition technology and smelt filler technology. Dow granted us a non-exclusive, non transferable, royalty free world-wide license for use of the technology, pursuant to which, Dow has access on, at least, a non-exclusive basis to improvements we make in the technology. Dow, in turn, released Mortile from its debt obligations to Dow, plus all accrued and unpaid interest owed on the debt. Dow also released us and Frank Mortimer, our President, from guarantees made by both in connection such debt.

                          DESCRIPTION OF OUR SECURITIES

     The following description of our securities does not purport to be complete and is subject in all respects to applicable New York law and to the provisions of our Certificate of Incorporation and Bylaws.

Common Stock

     Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share. As of the date of this Prospectus, 22,048,011 shares of our common stock are issued and outstanding. Holders of our common stock will have the right to cast one vote for each share held of record on all matters submitted to a vote of our stockholders, including the election of directors. There is no right to cumulate votes for the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our Certificate of Incorporation.

         Holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the our Board, from funds legally available therefor. In the event of the liquidation, dissolution or winding up of our affairs, all of our assets and funds remaining after the payment of all debts and other liabilities, shall be distributed, pro rata, among holders of our common stock. Holders of our common stock are not entitled to preemptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are, and the shares of our common stock offered hereby will be when issued, fully paid and non-assessable.

Warrants

         On January 27, 1999, we issued warrants representing the right to purchase shares of our common stock. There will be 127,842 shares of common stock underlying the warrants at an exercise price of $.176 per share. The expiration date of the warrants is January 31, 2002. All of the shares of common stock underlying the warrants are being registered pursuant to the registration statement filed in connection with this Prospectus.

         The exercise prices of the warrants were determined by negotiation and should not be construed to imply that any price increases in our securities will occur. We have reserved from its authorized but unissued shares a sufficient number of shares of our common stock for issuance upon the exercise of the warrants. Upon notice to the warrant holders, we have the right to reduce the exercise price or extend the expiration date of the warrants.

         The warrants do not confer upon the warrant holder any voting or other rights of a stockholder of our company. The warrants provide for customary anti-dilution provisions in the event of certain events which may include mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits and other changes in our capital structure.

         The foregoing is a summary of the terms generally applicable to the warrants as of the date of this Prospectus. The terms of the individual warrants may vary according to negotiation between us and the various warrant holders.

Options

         Presently, there are options outstanding to purchase 50,000 shares of our common stock at an exercise price of $.50 per share. All of such options are presently exercisable and there is no termination date on the options.

Debentures

         On January 27, 1999, we issued an aggregate of $225,000 principal amount in 8% convertible debentures. Interest on the debentures is payable quarterly and the principal on the debentures is due on January 31, 2002. From and after the time that such principal amount on the debentures shall have become due and payable (whether at maturity or by acceleration), interest shall be payable, to the extent permitted by law, at the rate equal to the lesser of
(i) eighteen percent (18%) per annum or (ii) the maximum rate permitted by law, on the entire unpaid principal amount of this Debenture.

         Unpaid principal plus all accrued and unpaid interest and penalties on the debentures is convertible at a conversion price that is the lesser of $.176 per share or 75% of the average closing bid price of our common stock on the 10 days prior to when a debenture is presented for conversion. Thus, the debentures are convertible into a minimum of 1,278,409 shares of common stock. In the event the registration statement (for which this Prospectus forms a part) covering the shares of common issuable upon conversion of the debentures is not declared effective by June 8, 1999, we shall pay to the holders of the debentures a penalty of one-fifteenth of one percent of the principal amount of the notes for each day beyond such date until such registration statement is declared effective.

Convertible Promissory Notes

         We have outstanding a $25,000 principal amount promissory note which is payable upon demand of the holder thereof. Such note is convertible, at any time, at the option of the holder thereof, into 50,000 shares of our common stock.

Trading Information

         Our common stock is publicly traded on the Over-the-Counter Bulletin Board, a regulated quotation service that captures and displays real-time quotes and/or indications of interest in securities not listed on The NASDAQ Stock Market or any U.S. exchange. As of December 31, 1998, the closing price for our common stock was $0.26 and the 52 week high and low prices were $1.01 and $0.08, respectively. Information as to trading volumes, and bid and asked prices, for our common stock may be obtained directly from the Over-the-Counter Electronic Bulletin Board.

         The following table sets forth the high and low bid (price which a market maker is willing to pay for our common stock) quotations for our common stock, as reported to us by the Over-the-Counter Bulletin Board. These quotations are between dealers, do not include retail mark-ups, markdowns or other fees and commissions, and may not represent actual transactions.

Quarter                                                        Low Bid        High Bid
=======                                                        === ===        ==== ===
     September 30, 1996.................................             $0.125          $0.070
     December 31, 1996..................................             $0.045          $0.070
     March 31, 1997.....................................             $0.060          $0.070
     June 30, 1997......................................             $0.165          $0.210
     September 30, 1997.................................             $0.200          $0.230
     December 31, 1997..................................             $0.250          $0.280
     March 31, 1998.....................................             $0.150          $0.190
     June 30,1998.......................................             $0.300          $0.380
     September 30, 1998.................................             $.0789          $.4931
     December 31, 1998..................................             $.1447          $.3422
     March 31, 1999.....................................             $.2105          $.3027


     As of December 31, 1998, there were 1021 holders of our Common Stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

          If we sell all 6,913,842 shares offered under this Prospectus, 28,795,853 shares of our common stock will be outstanding, all of which will be freely tradable without restriction or further registration under the Securities Act, unless purchased or held by our "affiliates," as defined in Rule 144 of the Securities Act ("Rule 144").

                              SELLING STOCKHOLDERS

          The following table sets forth the holders of our common stock who are offering their shares of common stock pursuant to this Prospectus, and the number of shares of common stock being offered by each person:

                                                                                             Number of
Name of Shareholder                                                                        Shares Offered
---- -- -----------                                                                        ------ -------
Gene Howland.....................................................................               5,414,796(1)
William Hoops....................................................................                 833,046(2)
Coleman Capital Partners Ltd.....................................................                 550,000(3)
Sichenzia, Ross & Friedman LLP...................................................                  50,000(4)
Steven Hocke                                                                                       66,000(5)

-----------------------

     (1) On January 27, 1999, Gene Howland purchased an 8% convertible debenture which is convertible into an estimated 5,304,000 shares of common stock. Additionally, Mr. Howland was issued warrants to purchase 110,796 shares of common stock at an exercise price of $.176 per share.

     (2) On January 27, 1999, William Hoops purchased an 8% convertible debenture which is convertible into an estimated 816,000 shares of common stock. Additionally, Mr. Hoops was issued warrants to purchase 17,046 shares of common stock at an exercise price of $.176 per share.

     (3) Represents 50,000 shares of common stock issued to Coleman Capital Partners Ltd., and an additional 500,000 shares of common stock to be issued Coleman pursuant to its advisory agreement with us, dated January 11, 1999, in consideration for consulting services rendered.

     (4) Represents shares of common stock issued to Sichenzia, Ross & Friedman LLP, our counsel in the United States, in consideration for legal services rendered on our behalf.

     (5) Represents shares of common stock issued to Steven Hocke upon the conversion of a $10,000 principal amount promissory note we previously issued to Mr. Hock.

                              PLAN OF DISTRIBUTION

     Each stockholder selling securities pursuant to this offering is free to offer and sell his or her shares of common stock at such times, in such manner and at such prices as he or she shall determine. Such common shares may be offered by selling stockholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The selling stockholders may also use Rule 144 under the Securities Act, to sell such securities, if they meet the criteria and conform to the requirements of such Rule. There is no underwriter or coordinating broker acting in connection with the proposed sale of common stock by the selling stockholders. The selling stockholders have advised us that sales of common stock may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the common stock, or a combination of such methods of sale, at fixed price which may be changed, at market prices prevailing at the time of sale, or at negotiated prices, the selling stockholders may effect such transactions by selling common stock directly to purchasers or to or through broker/dealers which may act as agents or principals. Such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of common stock from whom such broker/dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker/dealer may act as agents might be in excess of customary commissions). The selling stockholders and any broker/dealers that act in connection with the sale of the common stock might be deemed to be "underwriters" within them meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker/dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities, they will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of his or her common stock, any selling stockholder, any selling broker/dealer and any "affiliated purchasers" may be subject to Regulation M which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with the offering.

                                  LEGAL MATTERS

          Certain legal matters in connection with this offering will be passed upon for us by our counsel, Sichenzia, Ross & Friedman LLP, 135 West 50th Street, 20th Floor, New York, New York, 10020.

                                     EXPERTS

          Our financial statements for each of the two fiscal years in the period ended June 30, 1998 and 1996, appearing in this Prospectus have been audited by Schwartz Levitsky Feldman, Chartered Accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                       Where You Can Find More Information

          We filed a registration statement with the SEC on Form SB-2 relating to the shares offered in this Prospectus. This Prospectus does not contain all of the information included in the registration statement. For further information about us and the shares we are offering in this Prospectus, refer to the registration statement and its exhibits. The statements we make in this Prospectus regarding the content of any contract or other document are necessarily not complete, and you may examine the copy of the contract or other document that we filed as an exhibit to the registration statement. All our statements about those contracts or other documents are qualified in their entirety by referring you to the exhibits to the registration statement.

          You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. The information contained in this document is current as of the date this document was filed with the SEC. If any material changes occur after such date, then we will notify you of the changes by an amendment to this document. We are not offering to sell you securities if you live in a jurisdiction where such an offer would be unlawful.

          After the effective date of this offering, we intend to furnish to our stockholders annual reports containing audited financial statements and interim reports. We currently file annual, quarterly and special reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facility of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our Common Stock is traded in the over-the-counter market and is quoted on the Over-the-Counter Bulletin Board and such reports, proxy statements and other information concerning us may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878. In addition, we are required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

                             TECHNICAL VENTURES INC.
                                AND SUBSIDIARIES


                        CONSOLIDATED FINANCIAL STATEMENTS
                            YEAR ENDED JUNE 30, 1998

                    TECHNICAL VENTURES INC. AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS






                                                                                                                   PAGE


Independent Auditors' report                                                                                       F-2

Balance sheets at June 30, 1998, June 30, 1997 and
at December 31, 1998 (unaudited) and December 31, 1997 (unaudited)                                                 F-3

Statement of  Operations  for the years ended June 30, 1998 and 1997 and for the six month periods ended December 31, 1998 (unaudited)
and December 31, 1997 (unaudited)                                                                                  F-4

Statement of Changes in  Shareholders'  Deficiency  for the years ended June 30,
1998 and June 30, 1997,  and for the six month periods  ended  December 31, 1998
(unaudited)
and December 31, 1997 (unaudited)                                                                                  F-5

Statement of Cash Flows for the
years ended June 30, 1998 and June 30, 1997, and for the six month periods ended
December 31, 1998 (unaudited)
and December 31, 1997 (unaudited)                                                                                  F-6 & F-7

Notes to Consolidated Financial Statements                                                                         F-8 - F-17





Schwartz Levitsky Feldman
Chartered Accountants
Toronto, Ottawa, Montreal

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Technical Ventures Inc.:

     We have audited the accompanying consolidated balance sheets of Technical Ventures Inc. (incorporated in New York State) as of June 30, 1998 and June 30, 1997 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the years ended June 30, 1998 and June 30, 1997. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Technical Ventures Inc. as of June 30, 1998 and June 30, 1997 and the results of its operations and its cash flows for the years ended June 30, 1998 and June 30, 1997 in conformity with generally accepted accounting principles in the United States of America.


     The company has sustained significant operating losses since its inception as indicated in Note 7. There is substantial doubt as to the company's ability to continue as a going concern if additional financing is not obtained.


                                            /s/Schwartz Levitsky Feldman
                                            Chartered Accountants

Toronto, Ontario
September 30, 1998

                    TECHNICAL VENTURES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
       June 30, 1998 and 1997, and December 31, 1998 and 1997 (Unaudited)



                                                                June 30         June 30                   December 31,
                                                                 1997             1998              1997            1998

                 ASSETS                                                                                   Unaudited

                       CURRENT ASSETS

    Cash                                                           $23,772          $17,605            $10,120
    Accounts Receivable                                            166,660          118,140            139,365           77,538
    Inventory (Note 2)                                              36,170           34,663             42,592           49,639
    Other Current Assets
        Advances                                                    38,374           35,904             39,128           57,357
        Deposits                                                    10,866           26,931             14,571           11,542

                                                            --------------- ----------------    ---------------   --------------
         TOTAL CURRENT ASSETS                                      275,842          233,244            245,776          196,076



PROPERTY AND EQUIPMENT,  at cost, net of accumlated

    depreciation of $456,684 at December 31, 1998

    (Note 3,6,10)                                                  200,925          177,231            191,490          154,912


INTANGIBLE ASSETS, net of accumulated amortization of

    $5,049 at Dec 31, 1998 (Note 6)                                 29,009             965             26,760              769

                                                            ---------------  ---------------    ---------------   --------------

                                                                  $505,776         $411,440           $464,026         $351,757
                                                            ===============  ===============    ===============   ==============


                   LIABILITIES AND STOCK HOLDERS DEFICIENCY


         CURRENT LIABILITIES


    Current Portion of long term debt (Note 6):

       Bank Overdraft                                                                                                    $8,460

       Notes Payable    (Note 11)                                 $135,230        $120,538           $133,044           107,394

       Capital lease obligations                                    79,638           77,594             78,859           77,051
       Other                                                     1,146,569          376,296          1,114,221          326,099
    Loans & advances:

         Private Lenders (Note 10)                                 109,203         170,668            127,211           82,760
         Shareholders, unsecured interest free                      23,543         147,653             22,719          165,985



    Accounts payable and accrued expenses                          484,955         384,889            531,623          311,669
                                                           ---------------- ---------------    ---------------   --------------
         TOTAL CURRENT LIABILITIES                               1,979,138       1,277,637          2,007,677        1,079,419

                                                            ---------------  ---------------    ---------------   --------------


LONG-TERM DEBT, net of current portion (Note 6):


      Shareholder                                                  337,407          330,022            310,735          302,817
                                                            ---------------  ---------------    ---------------   --------------
      Capital Lease Obligations                                        480
                                                            ---------------  ---------------    ---------------   --------------
      Other                                                         51,181           52,891             58,862           35,398
                                                            ---------------  ---------------    ---------------   --------------

     MINORITY INTEREST (Note 6)                                          0                0                  0                0
                                                            ---------------  ---------------    ---------------   --------------

COMMITMENTS AND CONTINGENCIES (Note 5,7,9)

SHAREHOLDERS' DEFICIENCY: (NOTE 8)
    Common stock, $.01 par value, 50,000,000 shares authorized:

    Issued and outstanding, 21,948,011 shares at

         December 31, 1998                                        $145,863         $147,113           $147,113         $219,480


    Additional Paid in capital:                                  4,048,994        4,056,744          4,056,744        4,165,410

    Deficit                                                    (6,279,132)      (5,759,538)        (6,396,257)      (5,798,907)

    Foreign currency translation adjustment                        221,844         306,571            279,152          348,140
                                                           ---------------- ---------------    ---------------   --------------
         Total Shareholders' deficiency                        (1,862,431)     (1,249,110)        (1,913,248)      (1,065,877)

                                                            ---------------  ---------------    ---------------   --------------

                                                                  $505,776         $411,440           $464,026         $351,757
                                                            ===============  ===============    ===============   ==============


                 See notes to consolidated financial statements.

                    TECHNICAL VENTURES INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Years Ended June 30, 1998 and
                1997 and For the Six Month Periods Ended December
                          31, 1998 and 1997 (unaudited)

                                                        Six Months Ended December 31,            Year Ended June 30,


                                                            1998              1997             1998                1997
                                                      ----------------  ----------------- ---------------    ---------------

NET SALES                              NET SALES             $505,078           $671,949      $1,185,091         $1,414,062
COST OF SALES                      COST OF SALES              356,402            578,839         984,899          1,229,902
                                                      ----------------  ----------------- ---------------    ---------------
GROSS MARGIN                        GROSS MARGIN              148,676             93,110         200,192            184,160

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSE
    Administration                                             70,017             66,575         146,789            137,373
    Financial
         Interest & Other                                      37,142             63,247         106,801            119,456
    Research & Development                                     44,883             57,529          94,874             82,225
    Selling                                                    41,661             36,884          71,790             61,949
    Gain From Disposal                                                                           (3,486)
                                                      ----------------  ----------------- ---------------    ---------------
                                                              193,703            224,235         416,768            401,003
                                                      ----------------  ----------------- ---------------    ---------------

LOSS BEFORE INCOME TAX
RECOVERY & GAIN ON
TRANSFER OF TECHNOLOGY RIGHTS                                (45,027)          (131,125)       (216,576)          (216,843)

    Gain From Transfer Of Technology Rights                                                      693,415

                                                      ----------------  ----------------- ---------------    ---------------
INCOME AFTER GAIN ON TRANSFER
OF TECHNOLOGY RIGHTS                                         (45,027)          (131,125)         476,839
                                                      ----------------  ----------------- ---------------    ---------------

    Income Tax Recovery                                         5,658             14,000          42,755             20,521
                                                      ----------------  ----------------- ---------------    ---------------

NET INCOME [LOSS]                                           ($39,369)         ($117,125)        $519,594         ($216,843)

NET INCOME [LOSS]  PER COMMON SHARE                           ($0.00)            ($0.01)           $0.04            ($0.01)

WEIGHTED AVERAGE NUMBER OF
    COMMON SHARES OUTSTANDING                              18,430,709         14,711,341      14,676,752         14,586,341



                 See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CHANGES IN

                        SHAREHOLDERS' EQUITY (DEFICIENCY)
                 For the Years Ended June 30, 1998 and 1997 and
           for the Six Month Periods Ended December 31, 1998 and 1997
                                   (unaudited)



                                               Common Stock              Additional                       Cumulative
                                          Issued and Outstanding           Paid In                       Translation
                                           Shares           Amount          Capital          Deficit       Adjustment
Year Ended June 30, 1997:
     Balance, end of year                    14586341        $145,863        $4,048,994    ($6,279,132)       $221,844

Year Ended June 30, 1998
     Issued in Exchange For Services           125000           1,250             7,750

    Net Income                                                                                  519,594

    Cumulative Translation Adjustment                                                                           84,727
                                      ----------------  --------------  ----------------  --------------  -------------
    Balance, End Of Fiscal 1998              14711341        $147,113        $4,056,744    ($5,759,538)       $306,571



                See notes to consolidated financial statements.

                    TECHNICAL VENTURES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 For the Years Ended June 30, 1998 and 1997 and
           for the Six Month Periods Ended December 31, 1998 and 1997
                                   (unaudited)

                                                    Six Months Ended December 31,        Year Ended
                                                                                           June 30,

                                                       1998           1997           1998          1997
                                                       ----
CASH FLOW FROM OPERATING ACTIVITIES:
    Net Income (Loss)                                 ($39,369)     ($117,125)       $519,594   ($196,322)

    Adjustment to reconcile net income (loss) to net cash
       used by operating activities:
         Depreciation and amortization                   15,213         6,959         10,874       33,832
         Gain on disposition of property & equipment    (3,301)

               Gain On Transfer of Technology Rights                                (682,278)

              Issue of Restricted Stock For Services     20,201          8,999          8,999

             Net Change in non-cash operating assets
            and liabilities                            (48,448)         68,993       (53,749)      107,070

                                                   ------------- -------------  --------------------------
    Net Cash used by operating activities              (55,703)      (32,174)      (196,560)     (55,420)
                                                   -------------  -------------  --------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Property & Equipment Acquisition                      (484)       (3,322)        (8,035)      (2,586)
          Proceeds From Sale of property & equipment      3,301
                                                   ------------- -------------  --------------------------

    Net cash used by Investing Activities                 2,817       (3,322)        (8,035)      (2,586)
                                                   -------------  -------------  --------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

    Proceeds from (repayment of) loans,

    notes and advances:
         Bank Overdraft                                   8,460
         Bank Note                                     (13,144)        (2,186)       (14,692)      (5,152)
         Line of Credit                                (33,755)       (11,429)       (11,150)     (33,686)
         Long-term debt                                (12,333)         30,221         32,576       20,310
         Private lenders                               (38,310)         20,080         81,298       36,221
         Shareholders                                    53,071       (14,865)        121,483       51,615
    Issue of Restricted Common Stock                     72,812

                                                   -------------  -------------  --------------------------
           Net Cash Provided by Financing Activities     36,802         21,821        209,515       69,308
                                                   -------------  -------------  --------------------------


EFFECT OF EXCHANGE RATE ON CASH                        (1,521)             23      (11,088)         4,918

Change in Cash Balance for the year                   (17,605)       (13,652)       (6,168)        16,220

Cash Balance:
    Beginning of year                                    17,605         23,772         23,772        7,552
                                                   -------------  -------------  --------------------------

    End of Year                                              $0        $10,120        $17,605      $23,772
                                                   =============  =============  ==========================

            See notes to condensed consolidated financial statements.

                    TECHNICAL VENTURES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                       SUPPLEMENTARY CASH FLOW INFORMATION
                      For the Years Ended June 30, 1998 and
              1997 and for the Six Month Periods Ended December 31,
                            1998 and 1997 (unaudited)


                                                          Six Months Ended                          Year Ended
                                                            December 31,                             June 30,

                                                       1998               1997                 1998               1997
                                                       ----

Non-Cash Financing and Investing Activities:

Issue of Restricted Common Shares Reducing Debt Liabilities

    Private Lenders                                      62,600
    Shareholders                                         25,420
                                                   -------------
                                                        $88,020


    Payments made during the year for interest         $10,685             $8,807              $15,203           $19,751
                                                   =============      =============        =============      ============

Net change in non-cash operating assets and liabilities:

         Decreases (increases) in operating assets
          and increases (decreases) in operating
          liabilities:
            Accounts Receivable                         $35,440            $21,463              $38,765         ($57,025)
            Inventory                                  (16,491)            (7,688)                (610)            34,940
            Other assets                                (8,810)            (6,182)             (16,477)           (6,813)

            Accounts Payable and accrued expenses     (58,587)             61,400             (75,427)           135,968

                                                      ($48,448)            $68,993            ($53,749)          $107,070
                                                   =============      =============        =============      ============


            See notes to condensed consolidated financial statements.

                    TECHNICAL VENTURES INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Summary of significant accounting policies:

Principals of Consolidation:

     The consolidated financial statements include the accounts of Technical Ventures Inc.("the Company") and its majority-owned subsidiaries, Mortile Industries Ltd. ("Mortile"), Fam Tile Restoration Services Ltd. and MPI Perlite Ltd. All material intercompany transactions and balances have been eliminated.

Organization and Operations:

     Mortile, a Canadian corporation, which was organized on February 12,1985, is involved primarily in the development and manufacture of plastic compounds. On April 14, 1986, the Company acquired all of the issued and outstanding shares of common stock of Mortile.

Inventory:

     Inventory is stated at the lower of cost or market. Cost is determined by the first-in, first out method.

Property and Equipment:

     Property and equipment are recorded at cost and are depreciated or amortized over their estimated useful lives or related lease terms using the straight line and accelerated methods.

Investment Tax Credits:

     Refundable   foreign   investment  tax  credits  related  to  research  and
development activities are recognized as income in the year they are received.

Income [Loss] Per Share:

     Income per share is computed based on the average number of common shares outstanding during the period.

     Outstanding warrants and convertible debt were not considered in the computation as their effect on earnings per share would be anti-dilutive.

Intangible Assets:

     Cost of intangible assets are being amortized using the straight-line method over periods ranging from 5 to 17 years.

                    TECHNICAL VENTURES INC. AND SUBSIDIARIES

Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates


Foreign Currency Translation:

     The financial statements of Canadian subsidiaries have been translated into US. dollars as follows:

         (a) Assets and Liabilities at the rate of exchange in effect at the balance sheet date.

         (b) Revenues and expenses at the average exchange rate during the period.

     Exchange gains or losses arising from the translation are deferred and included as a separate component of shareholders' equity (deficiency).

     All amounts presented in these financial statements are expressed in US. dollars unless otherwise stated.

Fair Value Presentation

     The Company has financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at June 30, 1998, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgement is necessarily required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realise in a current market exchange.

                    TECHNICAL VENTURES INC. AND SUBSIDIARIES

Note 2 - Inventory:

     Inventory at June 30, 1998 is comprised entirely of raw materials inventory.

Note 3 - Property and Equipment:

     Property and equipment at June 30,1998 is comprised as follows:

                           Equipment:
                           Under Capitalized Leasing Arrangements                               $204,981
                           Other                                                                 442,819
                           Furniture & Fixtures                                                   35,341
                           Leasehold Improvements                                                  4,208
                                                                                              -----------
                                                                                                 687,349

                           Less Accumulated Depreciation & Amortization                          510,118
                                                                                                $177,231

Note 4 - Foreign Operations:

     The following table summarizes certain information regarding the Company's US. and Canadian operations:


                                                              U.S.                Canadian               Consolidated
Year Ended June 30, 1998
Revenue from unaffiliated customers                                               $  1,185,091           $  1,185,091
                                                                                  ============           =============
Income (Loss) From Operations                               $  (46,220)          $     565,814           $    519,594
                                                            ===========          =============           =============

Identifiable assets at end of year                                                    $411,440                $411,440
                                                                                     =========                ========

Year Ended June 30, 1997

Revenue from unaffiliated customers                                               $  1,414,062           $   1,414,062
                                                                                  ============           =============
Income (Loss) From Operations                               $  (40,178)           $   (156,144)          $    (196,322)
                                                            ===========           =============          =============

Identifiable assets at end of year                                                $    505,776           $     505,776
                                                                                  =============          =============


                    TECHNICAL VENTURES INC. AND SUBSIDIARIES

Note 5 - Income Taxes:

     During the year ended June 30, 1998, the Company received $19,681 (Canadian) resulting from research and development refundable tax credit claims filed for the year ended June 30, 1996. A claim for approximately $34,000 (Canadian) had been submitted for 1997, the Company having received notice from the tax department that the claim had been approved and the amount would be remitted shortly, the approved amount has been recognized as income tax recovery in fiscal 1998. A claim for approximately $35,000 (Canadian) will be filed for 1998. It is anticipated that the claim for 1998 will be subject to audits and there can be no assurance that they will be honoured and if they are, the amount of the refunds may be substantially less than the claim amounts.

     Recovery of Income taxes for the year ended June 30, 1998 consists entirely of a current recovery of Canadian income taxes resulting from a reduction in the Company's deferred tax asset valuation allowance. The aforementioned tax refund was the primary factor contributing to the decrease in the valuation allowance.

     The following is a summary of the tax effects of significant temporary differences which comprise the Company's deferred tax asset at June 30, 1998:

                                            US Federal           State & Local        Foreign(1)
Loss Carry Forwards                           $306,000            $81,000            $664,840
Credit Carry Forwards:
               Non Refundable Credits                                                  61,903
                   Refundable Credits                                                  35,000
Depreciation & Amortization
Valuation Allowance                           (306,000)           (81,000)           (761,743)
                                     -----------------------------------------------------------------
                                                  $0                 $0                  $0
                                     -----------------------------------------------------------------

     Aggregate net operating loss carry forwards and tax credit carry forwards and their expirations are summarized as follows:

                                                  Net Operating Loss Carryforward

 Expiring June 30,      US Federal          State & Local         Foreign (1)     Foreign Research & Development
 -----------------      ----------          -------------         -----------     ------------------------------
                                                                                  Tax Credits(1)
                                                                                  --------------
        1999                                                          $80,105        $56,073
        2000                                                          229,975          2,932
        2001                      3,000                 3,000         232,155
        2002                    225,000               225,000                          1,218
        2003                     21,000                21,000          39,642          1,680
    Thereafter                  651,000               649,000          82,963
       TOTAL                   $900,000              $898,000        $664,840        $61,903
       =====                   ========              ========        ========        =======


(1) Converted to US dollars based on conversion rate at June 30, 1998

                    TECHNICAL VENTURES INC. AND SUBSIDIARIES

Note 6 - Long Term Debt:

     At June 30, 1998, long-term debt consists of the following:

         Notes & Loans

Unsecured shareholder notes, loans and other payable balances:                                    CURRENT  NON-CURRENT  TOTAL

Subordinate to notes payable to Cooper Financial Corp. interest at the greater of prime or 10%   $ 23,870   $ 23,870

Subordinate to note payable, I.O.C. : ........................................................                10,230     10,230
  Interest 15 %
Interest free:
     Notes and loans .........................................................................    147,653     52,200    199,853
     Accrued Interest ........................................................................                88,668     88,668
     Accrued compensation ....................................................................               155,053    155,053
                                                                                                -------------------------------
                                                                                                 $147,653   $330,021   $477,674
                                                                                                ===============================
Other:

Dow Chemical Canada, Inc. (Dow), Re-Capitalization of Line of Credit and Accrued                    35,297               35,297
 Interest to April 30, 1996.  Payable in monthly installments of $6,011.14
 (Canadian) including interest at a rate of 10.75%.  At June 30,1998 the Company was in default and the entire balance past due.(1)
 Innovation Ontario Corp. (I.O.C.), outstanding balance of $249,999 (Canadian)                      340,999             340,999
 at June 30, 1995 plus $250,000 (Canadian) received in July 1995, are payable in quarterly installments of $30,315 (Canadian), including interest at 8%
 beginning December1995, through September  2000.   At June 30, 1998 the Company
 was in default and the entire balance past due (2)
Liabilities Subordinate to I.O.C. Note Payable:
  Unsecured loans, private investor, interest at 10%                                                          26,736     26,736
  Unsecured loans, private investor
Note payable  customer,  interest at prime plus 1%, repayment based on volume of
materials processed by the Company on behalf of the customer                                                  26,155     26,155
                                                                                    ------------------------------------------------
                                                                                                  $376,296   $52,891   $429,187
                                                                                    ================================================
Leasing Liabilities:
Obligations under capitalized leasing arrangements payable in monthly                               76,993               76,993
 instalments of:  $9981 $76,993amount representing interest of $2,790. at June
 30th the Company was in default and the entire balance past due (3);
$297 (Canadian) through September 1998, net of amount representing interest of
 $11.79 (Canadian)                                                                                     601                   601
                                                                                    ------------------------------------------------
                                                                                                   $77,594               $77,594
                                                                                    ================================================


                    TECHNICAL VENTURES INC. AND SUBSIDIARIES

     (1) In June, 1998 the Company reached an agreement with Dow Chemical of Canada to repay the outstanding principal of $51,755 (Canadian) on the Company's line of credit. This repayment, was integrated in a transfer of technology rights to Dow Chemical of Canada and Dow Chemical which pertained to the repayment of another of the Company's loans with Dow; the obligation in regard of the outstanding line of credit was fulfilled in August 1998.



     (2) In accordance with the I.O.C. loan provisions, I.O.C. acquired a 15% interest in Mortile In March 1995 and an additional 15% interest in July 1995. Mortile had previously been a wholly owned subsidiary of the Company. I.O.C. investment in Mortile is reflected in the financial statements as a minority interest, Mortile had the option to repurchase the shares at a price equal to the amount of the original loan principal times 1.02, times the number of months the debt is outstanding (but not less than 12), less the amount of principal and interest payments made by Mortile to I.O.C. This repurchase option expired in March 1997, the Company failed to exercise this option. The Company has been unable to meet payments in respect of this loan. Accordingly the outstanding balance at June 30, 1998 is reflected as a current liability in these financial statements. The I.O.C. note is collateralized by all previously unsecured assets of the Company. Negotiations are currently underway to eliminate this loan by means of paying the loan and accrued interest in full, or, in exchange for an equity position in the Company.



     (3) At June 30, 1998, the Company was in default on this capital lease arrangement and the entire balance was past due. Although the lessor has not called the lease with two payments having been made during the fiscal 1997. The lease is payable on demand. Accordingly the outstanding balance at June 30, 1998, is reflected in these financial statements as a current liability.

                    TECHNICAL VENTURES INC. AND SUBSIDIARIES

Note 6 - Long-term debt:  (continued)

                  Long-Term debt matures as follows:


Year Ending June 30,                                                            Shareholders            Other            Total
 1999                                                                                                  $376,296        $376,296

After 2003                                                                          330,022              52,891         382,913
                                                                        ------------------------------------------------------------
                                                                                   $330,022            $429,187        $759,209
                                                                        ============================================================



     The Company's obligations under capitalized leasing arrangements are payable in fiscal 1999.

     Payments  of  long-term  debt  and  capitalized   lease  obligations  under
agreements expressed in Canadian dollars, have been converted to U.S. dollars based on the exchange rate at June 30,1998.

                    TECHNICAL VENTURES INC. AND SUBSIDIARIES

Note 7 - Going concern:

     The company has sustained significant operating losses since its inception and there is doubt as to the Company's ability to continue as a going concern. The Company's continued existence is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis. It is not expected that cash flows from operations in the immediate future will be sufficient to meet the Company's requirements. As a result the Company is in need of additional financing. Liquidation value of the Company's assets approximate carrying value. Accordingly, no adjustment has been made to the value of the Company's assets in consideration of its financial condition.

     With expected increases in sales levels in the next fiscal year, it is anticipated that cash flows required to fund operations will be reduced.


     A Canadian income tax claim for approximately $34,000 (Canadian) was submitted for the fiscal year 1997, additionally a claim for fiscal 1998 will be submitted for approximately $35,000 (Canadian). Tax claims for 1997 have been accepted by the federal tax department and notice of payment has been received in the amount of $26,000. (Canadian). This amount, therefore, has been accounted for in the month of June 1998. The provincial portion of this claim remains in audit with that tax department and has not been accounted for in June 1998. The provincial portion of the claim approximates a further $8,000 (Canadian). Even if the tax claims are accepted and the funds are received, they would only be sufficient to satisfy the Company's immediate cash flow requirements and are not sufficient for the Company to sustain it's operations and meet current debt service requirements. Accordingly additional sources of funds are necessary. The Company continues to assess completing a private or public stock offering. In order for the Company to raise significant funds through the sale of common stock, stock purchase warrants or convertible securities, the number of authorized common shares must be increased. Therefore a special meeting of
shareholders   was  held  July  22,  1998  for  the  purpose  of  amending   the
Corporation's New York State, Certificate of Incorporation. All of the amendments passed; one of which increased the authorized issue of shares from fifteen million to fifty million common shares. This amendment will enable the Corporation to act on obtaining funding through private or public stock offering[s].

                    TECHNICAL VENTURES INC. AND SUBSIDIARIES

Note 8 - Shareholders' deficiency:

     Restricted Common Shares reserved for convertible debt and stock purchase options:

         For convertible debt                     50,000
         For common stock purchase options at:
         $.50 per share; without expiration       50,000
                                                 100,000
                                                 =======


Note 9 - Leases:

     At June 30, 1998, under a real property lease classified as an operating lease which expires in March 1999 and June 1999, the Company's future minimum rental payments (excluding real estate taxes) are $32,303. In July 1997 the Company doubled its existing facility to accommodate a European Specialty
Compounding client. Minimum rental payments in foreign currency have been converted into US. dollars using the exchange rate at June 30, 1998.

     Rent expense was $58,061 and $46,833 for 1998 and 1997 respectively.

Note 10 - Loans and Advances At June 30, 1998:

Private Investors:
  Equipment financing:
         Interest at 10% ...............   $ 11,833

Unsecured Demand Loans:
  Interest Free ........................     85,000
  Interest at 10%, convertible in 50,000
           shares of common stock ......     25,000

 Interest at 15% .......................     48,835
                                           --------

                                           $170,668
                                           ========

                    TECHNICAL VENTURES INC. AND SUBSIDIARIES

Note 11 - Note Payable Financial Institution


     At June 30, 1998 the Company had a note payable balance of $120,538 due on demand to Cooper Financial Corp. This obligation, which had previously been payable to the Federal Deposit Insurance Corporation, as receiver for another financial institution, is guaranteed by a shareholder of the Company.

     In June 1997 the Company had received agreement from Cooper Financial of their willingness to refinance the promissory note. The new payment schedule of the note is based on 57 months at a fixed interest rate of 10%. A re-financing charge was assessed increasing the principal to $143,000 US at July 1, 1997.

     The term of the new promissory note is 24 months with a balloon payment of $91,207.97 due June 30, 1999

     The note is shown as a current liability on the Company's balance sheet at June 30, 1998. The Company is current with it's obligation under this new agreement.


Note 12 - Major Customers:

     One customer accounted for 41% and 51 % of the Company's consolidated revenues for fiscal 1998 and 1997, respectively. Another customer accounted for 18 % and 44 % of consolidated revenues for these respective periods. A new customer accounted for 16% of consolidated revenues for fiscal 1998. The loss of one or more of these customers would have a detrimental effect on the Company's operating results.

Note 13  -  Forward Looking Statements:

     This   registration   statement  on  Form  SB-2  contains  forward  looking
statements  within the meaning of Section 27A of the  Securities Act of 1933 and
Section 21B of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward looking statements.


==================================================================           =======================================================
No dealer, salesperson or other individual has been
authorized to give any information or to make any
representations not contained in this offering covered by this
Prospectus. If given or made, such information or                                                   6,913,842 Shares
representations must not be relied upon as having been                                              of Common Stock
authorized  by the  Company,  or the  Underwriters.  This  Prospectus  does  not constitute  an offer to sell, or a  solicitation  of an offer to buy, the Common
Stock in any  jurisdiction  where,  or to any person to whom,  it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances,  create any implication that there has not been any  change in the facts set forth in this  Prospectus  or in the affairs of the Company since the date hereof.

                 __________________                    Page
                 TABLE OF CONTENTS

Prospectus Summary
Risk Factors....................................
Use of Proceeds.................................
Dividends.......................................                                                TECHNICAL VENTURES INC.
Dilution........................................
Capitalization..................................
Management's Discussion and Analysis of  Financial                                                  _______________
Condition and Results of Operations.............
Business........................................                                                       PROSPECTUS
Management......................................                                                    _______________
Principal Stockholders..........................
Certain Transactions............................
Description of Our Securities...................
Shares Eligible for Future Sale.................
Selling Stockholders............................
Plan of Distribution............................
Legal Matters...................................
Experts.........................................
Where You Can Find More Information ............
Index to Financial Statements...................
                                                       F-1


Until _______, 1999 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This
__________, 1999 is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities
Act,  and  is,  therefore,   unenforceable.  In  the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.


SEC registration fee...............................................................              $373.35

NASD registration fee..............................................................                 0.00

Printing and engraving.............................................................            $5,000.00

Accountants' fees and expenses.....................................................            $5,000.00

Legal fees.........................................................................           $10,000.00

Transfer agent's fees and expenses.................................................                 0.00

Blue Sky fees and expenses.........................................................                 0.00

Miscellaneous......................................................................            $9,626.65

         Total.....................................................................           $30,000.00


Item 26. Recent Sales of Unregistered Securities

         In the past three years the Registrant has issued securities to a limited number of persons as described below. Except as indicated, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith.

         In February 1999, the Registrant sold to two investors an aggregate of $225,000 principal amount of 8% convertible debentures which are convertible into a minimum of 1,278,410 shares of common stock (estimated for the purposes hereof to be 1,530,000 shares of common stock), and common stock purchase warrants to purchase 127,842 shares of common stock. This sale of securities was exempt from registration pursuant to Rule 506 under Section 4(2) of the Act.

         In February 1999, the Registrant issued to Coleman Capital Partners Ltd. 50,000 shares of common stock in consideration for consulting services rendered pursuant to an advisory agreement between the Registrant and Coleman, dated January 11, 1999. The transaction was exempt from registration under
Section 4(2) of the Act.

         In July 1998, the Registrant issued to Sichenzia, Ross & Friedman LLP ("SRF"), United States legal counsel to the Registrant, in consideration of certain legal services performed by SRF for the benefit of the Registrant. The issuance of securities was exempt from registration pursuant to Section 4(2) of the Act. The Registrant has valued these 50,000 shares of stock at $10,000.

Item   27. Exhibits

         3.1      Certificate of Incorporation, as amended to date(2)
         3.2      By-Laws(2)
         4.1      Form of  Common Stock Certificate(2)
         4.2      Form of 8%Convertible Debenture issued to Messrs. Howland and Hoops(1)
         4.3      Form of Warrant issued to Messrs. Howland and Hoops(2)
         5.1      Opinion of Sichenzia, Ross & Friedman, LLP(2)
         10.1     Lease  of  premises  located  at  3411  McNicoll  Ave,  Unit  11,
                  Scarborough,  Ontario, Canada(2)
         10.2     Advisory Agreement, dated January 11, 1999,  between the Registrant and Coleman Capital  Partners Ltd.(2)
         21.1     Subsidiaries  of  the  Registrant(1)  24.1  Consent  of  Schwartz
                  Levitsky Feldman,  Chartered Accountants,  the Registrant's Independent
                  Auditors (see Page II-6)(1)
         24.2     Consent of Sichenzia, Ross & Friedman, LLP (Included in Exhibit 5.1).(2)
         25.1     Powers of Attorney (see Page II-5)(1)
         27.1     Financial Data Schedule(2)

--------------------------
(1)      Filed herewith
(2)      To be filed by amendment



Item 28. Undertakings

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

     b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities
Act,  and  is  therefore,   unenforceable.   In  the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5. For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

6. For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Ontario, Canada, April 8, 1999.

                                                         TECHNICAL VENTURES INC.


                                               By: /s/ Larry Leverton
                                                       Larry Leverton, Secretary


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry Leverton his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully ratifying and confirming all that said attorney-in-fact and agent or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 8, 1999.


                Signature                                  Title
                                           President (Principal Executive
/s/Frank Mortimer                          Officer) and Director
Frank Mortimer

/s/Larry Leverton                          Secretary and Treasurer
Larry Leverton                             (Principal Financial and
                                           Accounting Officer) and
                                           Director
/s/Bryan Carter
Bryan Carter                               Vice President and Director